Exhibit 14.01

Acusphere, Inc.
Code of Business Conduct and Ethics

A MESSAGE FROM THE BOARD

At Acusphere, Inc. (the "Company"), we believe that conducting business ethically is critical to our long-term success. Ethics, integrity and honesty are the foundations upon which we build our reputation and our competitive excellence.

We expect every director, officer and employee to practice the highest standards of conduct in every business relationship—within the Company and with our customers, business partners, vendors and competitors.

It is important that each officer, director and employee of the Company clearly understands and abides by the Company's commitment to ethics, integrity and honesty. We must comply with applicable laws, rules and regulations in all aspects of our operations. Our steadfast commitment to the highest professional standards is essential to our continued success.

To that end, the Nominating and Corporate Governance Committee of the Company has recommended, and the Board of Directors of the Company has adopted, this Code of Business Conduct and Ethics.

INTRODUCTION

This Code of Business Conduct and Ethics (the "Code") applies to all directors, officers and employees of the Company and its subsidiaries. The Company has designed this Code to deter wrongdoing and to promote:

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  honest and ethical conduct by everyone associated with the Company, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission and in the Company's other public communications;

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  compliance with applicable governmental laws, rules and regulations;

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  the prompt internal reporting of any violations of this Code to the appropriate person at the Company; and

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  accountability for adherence to the Code.

The effectiveness of this Code depends in part on the cooperation of all directors, officers and employees in promptly disclosing to the designated persons within the Company any conduct believed to violate the standards described in this Code. The Company has established procedures to ensure that you may report any suspected violations anonymously. The reporting and enforcement mechanisms described in the Code are intended to assure prompt and consistent enforcement of the Code, protection for persons reporting questionable behavior, clear and objective standards for compliance and a fair process by which to determine violations.

The Company seeks to foster a culture of compliance with applicable laws, rules and regulations and the highest standards of business conduct. Everyone at the Company shall promote this culture of compliance. Suspected violations of this Code or applicable laws, rules or regulation must be reported, and the Company will take appropriate steps to investigate them internally. Violators shall be subject to discipline, as deemed appropriate by the Company in its sole discretion, including immediate termination.

This Code is neither a contract nor a comprehensive manual that covers every situation you might encounter. This Code creates no contractual rights. If you have any questions about the provisions of this Code, or about how you should conduct yourself in a particular situation, you should consult your supervisor or department head; the Company's Compliance Officer, whose identity is posted at all times on the Company's intranet at http://intranet; or the Company's outside legal counsel.

STANDARDS OF CONDUCT

You must ensure that any financial, business or other activities in which you are involved outside the workplace are free of conflicts with your responsibilities to the Company. A "conflict of interest" may occur when your private interest in any way interferes—or even appears to interfere—with the interests of the Company. A conflict situation can arise when a person has interests that may impair the objective performance of his or her duties to the Company. Conflicts of interest may also arise when a person (or his or her family member) receives improper personal benefits as a result of his or her position in the Company.

You must disclose any matter that you believe might raise doubt regarding your ability to act objectively and in the Company's best interest. The following is a non-exhaustive list of examples of situations involving potential conflicts of interest that should be disclosed:

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  any Company loan to any employee, officer or director, or Company guarantee of any personal obligation;

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  employment by or acting independently as a consultant to a Company competitor, customer or supplier;

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  directing Company business to any entity in which an employee or close family member has a substantial interest;

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  owning, or owning a substantial interest in, any Company competitor, customer or supplier;

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  using Company assets, intellectual property or other resources for personal gain; and

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  accepting anything of more than nominal value—such as gifts, discounts or compensation—from an individual or entity that does or seeks to do business with the Company.

Directors and officers shall disclose any actual or apparent conflict situation to the Compliance Officer and to the Nominating and Corporate Governance and Audit Committee (the members of which committees are posted at all times on the Company's intranet at http://intranet). Employees who are not officers shall disclose all such situations of which they are aware to an appropriate supervisor or department head, or to the Compliance Officer. All supervisors and department heads who receive such reports must forward them promptly to the Compliance Officer.

Members of the Company's Board of Directors must obtain approval from the Board of Directors before accepting any position as an officer or director of any outside business concern or entity that has a business relationship with the Company, or that now is or foreseeably is expected to become a competitor of the Company.

The Company's officers and employees must obtain necessary approvals before accepting (i) any position as an officer or director of an outside business concern, or (ii) any position as an officer or director with a not-for-profit entity if there is or may be a Company business relationship with the entity or an expectation of financial or other support from the Company. The Company's officers must obtain such approvals from the Nominating and Corporate Governance Committee; other employees must obtain such approvals from the Compliance Officer.

Directors, officers and employees who have obtained such approvals must promptly notify the appropriate persons specified above in the event of any change in the nature of such business concern's or entity's relationship with the Company or if such concern or entity later becomes a competitor of the Company.

  Corporate Opportunities

        You owe a duty to the Company to advance its legitimate interests. Thus you may not (i) take for yourself corporate opportunities that are discovered through the use of Company property, information or position, without first offering such opportunities to the Company; (ii) use corporate property, information or position for personal gain; or (iii) compete with the Company.

The Company's directors and officers must adhere to their fundamental duties of good faith, due care and loyalty owed to all shareholders, and to act at all times with the Company's and its shareholders' best interests in mind.

  Confidentiality

        You must maintain the confidentiality of sensitive business, technical or other information entrusted to you by the Company, its customers or business partners, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company, its customers or business partners if disclosed. This obligation is in addition to the requirements of any confidentiality agreement that you may have entered into with the Company.

  Fair Dealing

        You must act fairly, honestly and in good faith in any dealings on behalf of the Company with any of its customers, suppliers, competitors, employees and all others. You may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice such as price fixing or collusion.

  Protection and Proper Use of Company Assets

        You must protect and seek to ensure the efficient use of Company assets. You should protect against the improper disclosure, theft or misuse of the Company's intellectual and physical property.

Company assets should be used only for the Company's legitimate business purposes. The content of the Company's electronic communication infrastructure (e-mail, voicemail, Internet access) is not protected by any right of personal privacy, and the Company can access and monitor it at any time without notice.

  Compliance with Laws, Rules and Regulations

        The Company is committed to compliance with applicable laws, rules and regulations. The Company also maintains separate, detailed policies regarding such matters as insider trading, fair employment practices and sexual harassment that can be obtained through Human Resources or the Company Compliance Officer.

Each and every director, officer and employee must comply with the law. Questions or concerns about compliance issues should be raised by any of the means indicated under "Reporting and Enforcement Mechanisms" below.

  Full, Fair, Accurate, Timely and Understandable Disclosures

        The Company strives to ensure that all business records and financial reports are accurate, complete, understandable and not misleading. The Company is committed to complying with applicable laws requiring the fair and timely disclosure of material information and ensuring the accuracy of publicly disseminated information. To that end, the Company maintains internal controls and procedures designed to provide reasonable assurance of: the safeguarding and proper management of the Company's assets; the reliability of its financial reporting in compliance with generally accepted accounting principles; and compliance with applicable laws and regulations. The Company is committed to maintaining disclosure controls and procedures designed to ensure that financial and non-financial information is collected, analyzed and timely reported in full compliance with applicable law.

If you obtain information causing you to believe that the Company's books or records are not being maintained, or that its financial condition or results of operations are not being disclosed, in accordance with these controls and procedures, you must report the matter directly by any of the means indicated under "Reporting and Enforcement Mechanisms" below.

REPORTING AND ENFORCEMENT MECHANISMS

Among every director's, officer's and employee's most important responsibilities in this Company are the obligations to (1) comply with this Code and all applicable laws, rules and regulations, and (2) promptly report any situation or conduct you believe may constitute a possible violation of the Code or the law.

If you should learn of a potential or suspected violation of the Code, you have an obligation to promptly report the relevant information to one of the persons listed below. You may address questions about ethics issues and raise any concerns about a possible violation of the Code or applicable law to:

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  a supervisor or department head;

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  the Company's Compliance Officer; and/or

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  inside or outside Company legal counsel.

Frequently, a supervisor or department head will be in the best position to resolve the issue quickly. However, you may also raise any question or concern with any of the other persons listed above. You may do so orally or in writing and, if preferred, anonymously.

If the issue or concern relates to the internal accounting controls of the Company or any auditing matter, you may report it anonymously to any member of the Audit Committee of the Board of Directors, the Company's internal Disclosure Committee (the members of which are posted at all times on the Company's intranet at http://intranet) or the Compliance Officer, pursuant to the procedures established by the Audit Committee.

POLICY AGAINST RETALIATION

The Company will not tolerate retaliation in any form against any person who in good faith reports suspected violations of the Code or any laws, rules or regulations, voices other ethical concerns, or who is involved on the Company's behalf in investigating or helping to resolve any such issue. Anyone found to have retaliated against another employee for any such conduct may be subject to discipline, including immediate termination. If you believe you have been subjected to such retaliation, you should report the situation as soon as possible to the Compliance Officer, the Human Resources Department, or to Company legal counsel.

PENALTIES FOR VIOLATIONS

The Company is committed to taking prompt and consistent action in response to violations of this Code. Any covered person who violates the Code is subject to disciplinary action, including immediate termination. The Company will promptly investigate reports of suspected violations. It will evaluate suspected violations on a case-by-case basis and apply an appropriate sanction, including, in its sole discretion, reporting the violation to authorities.

WAIVER/AMENDMENTS

Only the Board of Directors may waive application of or amend any provision of this Code. A request for such a waiver should be submitted in writing to the Board of Directors, or a Committee of the Board of Directors designated for this purpose, for its consideration. The Company will promptly disclose to investors all substantive amendments to the Code, as well as all waivers of the Code granted to directors or officers, including the reasons for such waivers.

Receipt of Code of Business Conduct and Ethics

I have received a copy of the Company's Code of Business Conduct and Ethics (the "Code") and acknowledge I have read and understand its contents. I understand my obligation to comply with this Code and with the law, and my obligation to promptly report to appropriate personnel within the Company any and all suspected violations of this Code or of applicable laws, rules or regulations. I understand that the Company expressly prohibits any director, officer or employee from retaliating against any other such person for reporting suspected violations of the Code or of any laws, rules or regulations. I am familiar with all the resources that are available if I have questions about specific conduct, Company policies or applicable laws, rules or regulations.

If I am an employee, I further understand that the Company is an "at-will" employer and that employment with the Company is not for a fixed term or definite period and may be terminated at the will of either party, at any time, with or without prior notice. I understand that nothing contained in this Code may be construed as creating a promise of future benefits or a binding contract with the Company for benefits or for any other purpose.

Printed Name:

Signature:

Position:

Date:

Please sign and date this receipt and return it to Human Resources on behalf of the Compliance Officer.